Exhibit 10.2
Schedule of Director Fees
     Effective commencing with fiscal 2007, members of the Board of Directors will be compensated as follows:
1.	Each non-employee member of the Company’s Board of Directors will receive an annual retainer of $11,000, paid in quarterly installments.

2.	In addition to the annual retainer, each non-employee member of the Company’s Board of Directors will receive the following fees per meeting attended:

Meeting Type	Fee Per Meeting
Board Meeting	$1,000
Telephonic Board Meeting	$500
Committee Meeting	$500
3.	Each board member is entitled to reimbursement for all reasonable out-of-pocket expenses incurred in connection with his or her attendance at a board or committee meeting.

4.	Each non-employee member of the Company’s Board of Directors will receive annually an option to purchase 1,000 shares of the Company’s common stock, becoming fully vested at and exercisable on the first anniversary of the date of grant and expiring on the fifth anniversary of the date of grant.

5.	Upon initial election to the Company’s Board of Directors, each non-employee director receives an option to purchase 5,000 shares of the Company’s common stock, becoming vested and exercisable in equal increments on the first, second and third anniversaries of the date of grant and expiring on the fifth anniversary of the date of grant.